                                             EXHIBIT 10(f), Page 1 of 6

                      DIRECTORS' DEFERRED FEE PLAN
                                   OF
                      NORFOLK SOUTHERN CORPORATION

                        (Effective June 1, 1982)
                        Last Amended May 9, 1996


                                 PURPOSE

     The Directors' Deferred Fee Plan (the "Plan") as adopted and approved by the Board of Directors (the "Board") of Norfolk Southern Corporation ("NS"), effective June 1, 1982, and as last amended effective May 9, 1996, makes available to NS directors a deferral election with respect to the directors' annual compensation and fees to provide for retirement and death benefits and thereby facilitate individual financial planning.


SECTION 1.  ADMINISTRATION

     The Plan shall be administered by the Board. The Board shall from time to time adopt rules and regulations determined to be necessary to ensure the effective implementation of the Plan. The Board shall have the power to interpret the Plan, to supervise the maintenance of the deferred memorandum accounts of participants in the Plan and the method of distribution of those amounts credited to the deferred memorandum accounts pursuant to Section 4.


SECTION 2.  ELIGIBILITY

     Each NS director shall be eligible to be a participant in the Plan.


SECTION 3.  DEFERRED COMPENSATION

     An NS director may elect to have all or a specified part of the annual compensation and fees credited to a deferred memorandum account established pursuant to Section 4. The director making such an election (the "Participant") shall do so by filing with the Board by the last day of March, June, September or December of any year, beginning in 1982, an election on a form prescribed by the Board for the purpose of specifying the percent of compensation and fees to be deferred for the succeeding quarters of the election year and for succeeding years. An election so made by a Participant shall continue from year to year, unless the Participant terminates it for succeeding years by written request to the Board prior to December 31 of any year. In the event of such termination, the specified part of the Participant's compensation and fees for the balance of the calendar year following termination and

DIRECTORS' DEFERRED FEE PLAN OF              EXHIBIT 10(f), Page 2 of 6
NORFOLK SOUTHERN CORPORATION
(Effective June 1, 1982)
Last Amended May 9, 1996


previously deferred amounts shall continue to be deferred under the Plan. Until an election is made by a director during any year, the director shall be deemed to have elected to receive the entire compensation and fees for that and the succeeding years in cash.

     A person elected to fill a vacancy on the Board and who was not a director on the last day of the quarter preceding that person's election, may elect, by filing one of the aforesaid forms with the Board prior to the beginning of that director's term, to defer all or a specified part of annual compensation and fees for the balance of the calendar year following election and for succeeding years.


SECTION 4.  DEFERRED MEMORANDUM ACCOUNT

     The amount of a Participant's annual compensation and fees which, pursuant to Section 3, the Participant has elected to receive on a deferred basis shall by appropriate bookkeeping entries be credited to that Participant's deferred memorandum account (the "Account"). Unless otherwise stated herein or determined by the Board, each Participant's Account shall also be credited at the end of each quarter by appropriate bookkeeping entries with an amount equivalent to interest ("Interest") on the amount credited to the Participant's Account at the beginning of the quarter at a rate determined by the Participant's age at the time the deferral is made. For purposes of determining the appropriate rates, a deferral is deemed to occur when the compensation and fees would otherwise have been paid. Amounts deferred on or after January 1, 1994, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

                    Age            Rate

                 Under 45           7%
                    45-54          10%
                    55-60          11%
                  Over 60          12%

     Amounts deferred on or after January 1, 1992, and prior to January 1, 1994, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

                    Age            Rate

                 Under 45          13%
                    45-54          14%
                    55-60          15%
                  Over 60          16%

DIRECTORS' DEFERRED FEE PLAN OF              EXHIBIT 10(f), Page 3 of 6
NORFOLK SOUTHERN CORPORATION
(Effective June 1, 1982)
Last Amended May 9, 1996


     Amounts deferred on or after January 1, 1987, and prior to January 1, 1992, shall accrue Interest based on the Participant's age at the time of deferral at the rates set forth below:

                    Age            Rate

                 Under 45          15%
                    45-54          16%
                    55-60          17%
                  Over 60          18%

     Amounts deferred under the Plan prior to January 1, 1987, shall accrue Interest at a rate determined by the Participant's age on January 1, 1987, as if such amounts had been deferred on January 1, 1987. Interest on each deferral shall continue to accrue at the rate determined by the Participant's age at the time the deferral is made until all benefits payable hereunder have been distributed to, or with respect to, the Participant.

     The Board shall have the right to delegate to NS's chief financial officer the responsibility for supervising the maintenance of the Participants' respective Accounts and, subject to Section 6, the method of distribution of the amounts credited to the Accounts.


SECTION 5.  RESTRICTIONS

     The Participants shall have only those rights in respect of the amounts credited to their Accounts specifically set forth herein.

     No Participant may, prior to the distribution of funds pursuant to
Section 6, sell, assign, transfer (except to a death beneficiary or beneficiaries by will or descent), distribute, pledge as collateral for a loan or as security for the performance of any obligation, exchange or otherwise dispose of any interest in the amounts credited to that Participant's Account.

     The amounts credited to the Accounts shall remain assets of NS until distributed to Participants pursuant to Section 6.


SECTION 6.  DISTRIBUTION

     Except as otherwise provided in Section 7, distributions of the amounts credited to a Participant's Account shall be made in ten annual cash installments beginning with the first day of the calendar year immediately following the year when a Participant ceases to be an NS director by retirement or otherwise. Upon the death of a Participant prior to the expiration of the period during which the deferred amounts

DIRECTORS' DEFERRED FEE PLAN OF              EXHIBIT 10(f), Page 4 of 6
NORFOLK SOUTHERN CORPORATION
(Effective June 1, 1982)
Last Amended May 9, 1996


are payable, the balance of the deferred fees and interest credited to his Account shall be payable to his death beneficiary or beneficiaries in full on the first day of the calendar year following the year in which the Participant dies.


SECTION 7.  CHANGE IN CONTROL

     If, on the date of a Change in Control, a Participant who was serving as a director of NS on the day immediately preceding the date of a Change in Control has not been nominated and elected a director of the publicly owned entity that owns directly or indirectly all or substantially all the assets owned directly or indirectly by NS prior to the Change in Control (provided, however, that continued service as a director of NS after any circumstance or event constituting a Change in Control shall not constitute a waiver of the rights provided in this
Section 7 with respect to any subsequent circumstance or event constituting a Change in Control), then, notwithstanding the provisions of Section 6, such Participant shall receive a lump-sum cash payment equal to the present value on the Participant's last day of service as a director, using a discount rate of 4.5 percent, of the stream of annual installment payments that the Participant would have received had the Participant served as a director until the latest date permitted under the Retirement Policy for NS directors as in effect on the day before the Change in Control. This payment will be in full satisfaction of all amounts credited to the Participant's Account.

     A Change in Control shall occur upon any of the following circumstances or events:

     (i) NS consummates a merger or other similar control-type transaction or transactions (however denominated or effectuated) with another corporation or other entity (Combination), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or entity is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of NS directors (Voting Stock);

     (ii) NS consummates any stockholder-approved consolidation or dissolution (however denominated or effectuated) pursuant to a recommendation of the Board;

     (iii) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board ("Continuing Director" means (i) each individual who has been a director of NS for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of NS by at least two-thirds (2/3) of the Continuing Directors at the time of such nomination or election); or

DIRECTORS' DEFERRED FEE PLAN OF              EXHIBIT 10(f), Page 5 of 6
NORFOLK SOUTHERN CORPORATION
(Effective June 1, 1982)
Last Amended May 9, 1996


     (iv) NS sells all or substantially all of its assets to any other corporation or other entity, and less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale.


SECTION 8.  RECALCULATION EVENTS

     NS's commitment to accrue and pay Interest as provided in Section 4 is facilitated by the purchase of corporate-owned life insurance purchased on the lives of eligible Participants. If the Board, in its sole discretion, determines that any change whatsoever in Federal, State or local law, or in its application or interpretation, has materially affected, or will materially affect, the ability of NS to recover the cost of providing the benefits otherwise payable under the Plan, then, if the Board so elects, a Recalculation Event shall be deemed to have occurred. If a Recalculation Event occurs, then Interest shall be recalculated and restated using a lower rate of Interest determined by the Board, but which shall be not less than one-half (1/2) the rate of Interest provided in Section 4.


SECTION 9.  AMENDMENTS

     The Board in its sole discretion may at any time modify or amend any provisions of the Plan, or suspend or terminate the Plan. However, except as otherwise provided in Section 8, no modification, amendment, suspension or termination of the Plan may, without the Participant's consent, apply to or affect the rights of a Participant in respect of amounts credited to the Participant's Account for any month ended prior to the effective date of that modification, amendment, suspension or termination.

SECTION 10.  NATURE AND SOURCE OF PAYMENTS

     The obligation to make payments hereunder with respect to each Participant shall constitute a liability of NS to the Participant and any death beneficiaries in accordance with the terms of the Plan. All payments hereunder shall be made from the general funds of NS, and nothing herein shall be deemed to create a trust of any kind or a fiduciary relationship between NS and any Participant or other person.
No special or separate fund need be established or other segregation of assets made to assure payments hereunder, and no Participant or other beneficiary shall have any interest in any particular asset of NS by virtue of the existence of the Plan. Participants and beneficiaries shall stand in the position of unsecured creditors of NS, and all rights hereunder are subject to the claims of creditors of NS.

DIRECTORS' DEFERRED FEE PLAN OF              EXHIBIT 10(f), Page 6 of 6
NORFOLK SOUTHERN CORPORATION
(Effective June 1, 1982)
Last Amended May 9, 1996


SECTION 11.  EXPENSES OF ADMINISTERING PLAN

     All expenses of administering the Plan shall be borne by NS, and no part thereof shall be charged against the benefit of any Participant.


SECTION 12.  FACILITY OF PAYMENT

     If the Board shall find that any individual to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident or is a minor or other person under legal disability, any payment due such individual (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister of such individual, or to any other person deemed by the Board to have incurred expenses of such individual, in such manner and proportions as the Board may determine. Any such payment shall be a complete discharge of the liabilities of NS with respect thereto under the Plan.


SECTION 13.  CONTINUED SERVICE

     Nothing contained herein or in a deferral agreement shall be construed as conferring upon any Participant the right nor imposing upon the Participant the obligation to continue in the service of NS in any capacity.


SECTION 14.  DISPUTED QUESTIONS

     Any disputed question arising under the Plan, including questions of construction and interpretation, shall be determined conclusively and finally by the Board.


SECTION 15.  EFFECTIVE DATE

     The Plan became effective on June 1, 1982, and was last amended effective May 9, 1996.